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                                                                       Exhibit 5

                             BAKER & BOTTS, L.L.P.
                                2001 Ross Avenue
                              Dallas, Texas  75201


                                                                   April 9, 1998


Bayard Drilling Technologies, Inc.
4005 Northwest Expressway
Suite 550E
Oklahoma City, Oklahoma  73116

Ladies and Gentlemen:

                 As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Bayard Drilling Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering of up to 200,000 shares (the "Shares") of the common stock, par value $0.01 per share ("Common Stock"), of the Company, pursuant to the Bayard Drilling Technologies, Inc. 1997 Non-Employee Directors' Stock Option Plan (the "Plan"), certain legal matters in connection with the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

                 In our capacity as counsel to the Company in the connection referenced above, we have examined the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, and the Plan, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

                 We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
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Bayard Drilling Technologies, Inc.          -2-                    April 9, 1998




                 Based upon our examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, we are of the opinion that:

                 1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

                 2. When issued and sold from time to time in accordance with the provisions of the Plan (and any applicable agreements pertaining to awards granted or to be granted under the Plan) pursuant to awards granted by, and for consideration fixed by, the Committee of the Board of Directors of the Company charged with administering the Plan, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

                 The opinions set forth above are limited to the General Corporation Law of the State of Delaware, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ BAKER & BOTTS, L.L.P.

                                        Baker & Botts, L.L.P.